TherapeuticsMD 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD appoints biopharmaceutical senior executives

Angus C. Russell and J. Martin Carroll as independent directors

BOCA RATON, Fla., March 18, 2015 – TherapeuticsMD, Inc. (NYSE MKT: TXMD), an innovative women’s healthcare company, announced today the appointment of two biopharmaceutical senior executives, Angus C. Russell and J. Martin Carroll, as independent members of its board of directors, and that Randall S. Stanicky has stepped down from the board of directors.

Angus C. Russell served as CEO of Shire PLC, a biopharmaceutical company, from June 2008 until April 2013. Russell served as the chief financial officer of Shire from 1999 to 2008 and also served as executive vice president of global finance. Prior to joining Shire, Russell served at ICI, Zeneca and AstraZeneca PLC for 19 years, most recently in the role of vice president, corporate finance at AstraZeneca. He is a chartered accountant, having qualified with what is now PriceWaterhouseCoopers LLP. Russell also serves as a director of Mallinckrodt PLC and BioTime Inc. and as the chairman of the board of Revance Therapeutics Inc. Russell previously served as a director of Shire PLC, Questcor Pharmaceuticals Inc. and InterMune Inc.

J. Martin Carroll served as president and CEO of Boehringer Ingelheim Corp. (U.S.) from 2003 until 2011. He also served as global head of strategy and development for Boehringer Ingelheim (Germany) from 2009 through 2012 and served as chairman of the board for a number of BI companies. Previously, Carroll held positions of increasing responsibility with Merck & Co. Inc. from 1976 to 2001, including manufacturing, international (Japan) and marketing and sales. He left Merck serving as its executive vice president for customer marketing and sales of the U.S. Human Health Division. From 1972 to 1976, Carroll served in the United States Air Force. Carroll has previously served on the board of directors for a number of organizations, including Accredo Health Group Inc., Vivus Inc., Durata Therapeutics Inc., and Gwynedd Mercy College, as well as PhRMA. He currently serves as a director of Mallinckrodt PLC.

“We are very pleased to add two new independent directors to our board. These biopharmaceutical industry leaders have a wealth of experience in both serving as directors and in practical senior leadership responsibilities at successful organizations,” said TherapeuticsMD CEO Robert G. Finizio. “This is an exciting time in our company’s growth and development, and we look forward to the insight of Angus and Marty.”

Finizio commended the contributions of outgoing director Randall Stanicky, who currently serves as managing director of global equity research, with a focus on specialty pharmaceuticals, at RBC Capital Markets.

“We would like to thank Randall for his help, contributions and commitment to TherapeuticsMD as a valued board member who will be missed,” Finizio said. “Randall’s unique experience and extensive knowledge in this sector have been very helpful as we advance our hormone therapy portfolio and gain greater leadership in the women’s healthcare space. We sincerely thank Randall for his tenure with us.”

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative healthcare company focused on developing and commercializing products exclusively for women. With its patented SYMBODA™ technology platform, TherapeuticsMD is developing advanced hormone therapy pharmaceutical products to enable delivery of bio-identical hormones through a variety of dosage forms and administration routes. The company’s clinical development pipeline includes two phase 3 products. The company also manufactures and distributes branded and generic prescription prenatal vitamins as well as over-the-counter vitamins under the vitaMedMD® and BocaGreenMD® brands. More information is available at the following websites: www.therapeuticsmd.com, www.vitamedmd.com, www.vitamedmdrx.com and www.bocagreenmd.com.

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize its hormone therapy drug candidates and obtain additional financing necessary therefor; the length, cost and uncertain results of the company’s clinical trials; the potential of adverse side effects or other safety risks that could preclude the approval of the company’s hormone therapy drug candidates; the company’s reliance on third parties to conduct its clinical trials, research and development and manufacturing; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

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Contacts

Investors:

Dan Cartwright

Chief Financial Officer

561-961-1900

Dan.Cartwright@TherapeuticsMD.com

Media:

Julia Amadio

Chief Product Officer

561-961-1900

Julia.Amadio@TherapeuticsMD.com